Exhibit 16.1
June 21, 2006
Securities and Exchange Commission
100 F. Street, N.E.
Washington, D.C. 20549-7561
Dear Sirs/Madams:
We have read Item 4.01 of InPlay Technologies, Inc.’s Form 8-K dated June 19, 2006, and have the following comments:
1.	We agree with the statements made in the first, second, third, and fourth paragraphs of 4.01(a).

2.	We have no basis on which to agree or disagree with the statements made in the first and second paragraphs of 4.01(b).
Yours truly,
/s/ Deloitte & Touche LLP